UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                               September 20, 2005

                          Lehman Brothers Holdings Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

     1-9466                                             13-3216325
(Commission File Number)                       (IRS Employer Identification No.)

        745 Seventh Avenue
        New York, New York                                              10019
(Address of Principal Executive Offices)                              (Zip Code)

                                 (212) 526-7000
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02.        Unregistered Sales of Equity Securities.

         On September 20, 2005, Lehman Brothers UK Capital Funding II LP, a U.K. limited partnership (the "Issuer"), entered into an agreement to issue on September 21, 2005 (euro)200,000,000 Fixed Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities (the "Preferred Securities"), each with a liquidation preference of (euro)1,000, comprising limited partnership interests in the Issuer. The general partner of the Issuer is a wholly-owned subsidiary of Lehman Brothers Holdings Inc. (the "Company"). Lehman Brothers Holdings plc, a U.K. corporation and wholly-owned subsidiary of the Company (the "Guarantor"), has provided a subordinated guarantee of all payments (other than on liquidation) that are due and payable by the Issuer in respect of the Preferred Securities. The Preferred Securities and the guarantee were issued and sold pursuant to Regulation S under the Securities Act of 1933, as amended, and were not offered or sold within the United States or to, or for the account or benefit of, U.S. persons.

         Terms of the Preferred Securities
         ---------------------------------

         Holders of the Preferred Securities will be entitled to receive non-cumulative preferential cash distributions. Distributions will be payable annually in arrears on September 21 in each year. From September 21, 2005, distributions will accrue on the Preferred Securities at a fixed rate of 5.125% per annum. The Issuer will also pay such additional amounts as may be necessary in order that the net payment received by each holder in respect of the Preferred Securities, after any U.K. withholding taxes, will equal the amount that would have been received in the absence of any such withholding, subject to customary exceptions. Notwithstanding the foregoing, the holders will not be entitled to receive any distributions if the general partner of the Issuer has published a No Payment Notice, in which case there will be no payment due under the Preferred Securities. The general partner has full discretion to publish the No Payment Notice with respect to any distribution at any time and for any reason.

         The Preferred Securities will be redeemable, at the Issuer's option, at their liquidation preference on the distribution payment date falling on September 21, 2009 or any distribution payment date thereafter. The Preferred Securities may also be redeemed if certain tax events occur or if the Preferred Securities do not qualify as regulatory capital upon either the Company or the Guarantor becoming subject to supervision by a relevant authority, pursuant to relevant regulations. Any redemption of the Preferred Securities is subject to the consent of the relevant regulatory authority.

         Trigger Event and Substituted Preferred Stock
         ---------------------------------------------

         If a Trigger Event (as defined below) occurs and is continuing, then, provided that any relevant regulatory authority has not objected, the general partner of the Issuer shall take all reasonable steps to cause the substitution of the Preferred Securities for depository shares representing preferred stock of the Company. A "Trigger Event" will occur (i) if the Company is placed into bankruptcy, reorganization, conservatorship or

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receivership, (ii) if following any time when the Company becomes subject to regulation relating to capital adequacy of financial institutions, the Company has capital adequacy levels that are less than the minimum capital adequacy levels imposed by the relevant regulatory authority or (iii) if, following any time when the Company becomes subject to such regulation, the relevant regulatory authority, in its sole discretion, informs the Company that it will not meet its minimum capital requirement in the near term.

         The preferred stock of the Company that would be issued in substitution for the Preferred Securities upon a Trigger Event would be fully-paid non-cumulative preferred stock bearing a right to dividends calculated in the same manner as the Preferred Securities, having no voting rights (except as required by law) and being subject to optional redemption in the same manner as the Preferred Securities.

Item 3.03.  Material Modifications to Rights of Security Holders.

         The Company has undertaken that, in the event that any distribution on the Preferred Securities is not paid in full, it will not:

               (a) declare or pay any dividend on its shares of common stock; or

               (b) repurchase or redeem any of its non-cumulative preferred stock or common stock at its option,

until such time as distributions on the Preferred Securities have been paid in full for one year.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          LEHMAN BROTHERS HOLDINGS INC.


Date:    September 23, 2005               By: /s/ James J. Killerlane III
                                            -----------------------------------
                                              Name:  James J. Killerlane III
                                              Title:  Vice President and
                                                      Assistant Secretary